EXHIBIT 16.1



March 10, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Commissioners:

We have read the statement made by 24HOLDINGS, Inc., which we understand will be filed with the Commission under Item 4.01 of the Company's Form 8-K report dated March 10, 2006. We agree with the statements concerning our firm in such Form 8-K. Except as otherwise set forth herein, we have no basis on which to agree or disagree with the information set forth in the fourth paragraph of such statement.

Very truly yours,

/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.